SERVICER'S CERTIFICATE

Export Funding Trust, Series 1995-A
					  Certificate No. 11

					Payment Date: 12/29/00


	The undersigned, a duly authorized representative of Bank of America, N.A. (formerly NationsBank, N.A., Carolinas) a national banking association (the "Servicer"), as Servicer pursuant to the Pooling and Servicing Agreement as of January 25, 1995, (the "Pooling and Servicing Agreement"),among the Servicer, Bankers Trust Company, as trustee, and Export Funding Corporation does hereby certify as follows:




1.	Principal received on Promissory Notes.............	$	7,075,994.91

2.	Interest received on Promissory Notes..............	$	4,861,636.43

3.	Prepayment made by Obligor (if any)................	$	 	-

4.	Remaining Promissory Note Principal Balance........	$    111,356,073.73

5.	Pool Factor........................................			 61.49%

6.	Principal per Minimum Denomination.................	$	     3,907.16

7.	Interest per Minimum Denomination..................	$	     2,684.46

8.	Remaining Promissory Note Principal Balance
	Per Minimum Denomination...........................	$	    61,487.67


No default has occurred and is continuing with respect to the Promissory Notes(s) or related Credit Agreement.

All capitalized terms not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this certificate the 22th day of December, 2000.


	Bank of America N.A.
	As Servicer


	By:    ________________
	Name:	 Michael M. Maher
	Title: Senior Vice President